Exhibit 99

Keithley Instruments Receives Notice Regarding NYSE Listing

CLEVELAND--(BUSINESS WIRE)--February 23, 2009--Keithley Instruments, Inc. (NYSE: KEI), a world leader in advanced electrical test instruments and systems, today announced that the Company was notified by the New York Stock Exchange (“NYSE”) that it is no longer in compliance with the NYSE’s continued listing standards.

The Company is considered below criteria established by the NYSE because the Company’s total market capitalization has been less than $75 million over a consecutive 30 trading-day period, and its last reported shareholders’ equity was less than the exchange’s $75 million requirement. As of February 12, 2009, the Company’s 30 trading-day average market capitalization was approximately $52.4 million, and, as of December 31, 2008, the Company’s shareholders’ equity was $69.5 million, as reported in its Quarterly Report on Form 10-Q.

In accordance with the NYSE procedures, the Company has 45 days from the receipt of the notice to submit a plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months. The Company intends to submit such a plan within the required time frame.

During this time, the Company’s Common Stock will continue to be listed on the NYSE, subject to its compliance with the other NYSE continued listing requirements, but will be assigned a “.BC” suffix by the NYSE to signify that the Company is not currently in compliance with the NYSE continued listing standards.

Forward-Looking Statements

Statements in this release that are not historical facts, including those relating to compliance with the NYSE’s continued listing requirements, are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: the acceptance by the NYSE of the Company’s plan to achieve compliance with NYSE continued listing standards, the Company’s ability to meet the goals set forth in such plan, and the Company’s ability to achieve compliance with NYSE continued listing standards; worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; competitive factors, including pricing pressures and new products offered by competitors; and the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168
http://www.keithley.com